Exhibit 99.4

Advanced Human Imaging Limited.

Charter of the Compensation Committee of the Board of Directors

I.	Authority and Composition

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Advanced Human Imaging Limited. (the “Company”) members are appointed annually by the Board on the recommendation of the Nominating and Corporate Governance Committee, and may be replaced by the Board. The Committee must consist of at least three (3) directors. Each member of the Committee shall be independent in accordance with the rules of The NASDAQ Stock Market and the Australian Securities Exchange (ASX). At least two (2) members of the Committee must qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the foregoing, to be considered as independent, the Board will consider all relevant factors, including (a) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by, or on behalf of, the Company, and (b) whether the director is affiliated with the Company, any subsidiary of the Company or any affiliate of a subsidiary of the Company.

The Board shall appoint an independent director to act as the Chairperson of the Committee upon the recommendation of the Nominating and Corporate Governance Committee.

This Charter may be amended only by the Board.

II.	Purposes of the Committee

The primary purposes of the Committee are to: (i) develop recommendations for the Board with respect to the compensation of the Company’s Chief Executive Officer (the “CEO”) and non-employee directors; (ii) discharge the responsibilities of the Board relating to the approval of the compensation of the Company’s executive officers, other than the CEO; (iii) make determinations with respect to the compensation programs and policies of the Company; (iv) review and discuss with the Company’s management, the Compensation Discussion and Analysis (the “CD&A”) and other Committee or executive compensation disclosures to be included in the Company’s annual proxy statement and/or annual report on Form 10-K, and determine whether to recommend to the Board that the CD&A be included in the proxy statement and/or annual report on Form 10-K; and (v) provide the Compensation Committee Report for inclusion in the Company’s annual proxy statement and/or annual report on Form 10-K that complies with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and ASX.

III.	Duties and Responsibilities of the Committee

The following activities are set forth as a guide with the understanding that the Committee may diverge from this guide as it considers appropriate, subject to compliance with applicable securities exchange, securities, tax and other legal and self-regulatory requirements. Although the Board may consider other duties from time to time, the Committee, to the extent it deems necessary or appropriate, will have the following responsibilities:

A.	The Committee shall annually review goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, determine the CEO’s cash and equity-based compensation based on this evaluation, and recommend such goals, objectives and compensation to the Board for its approval. In determining any incentive component of the CEO’s compensation, the Committee will consider appropriate factors, which may include the Company’s performance and relative shareholder return, the achievement of the CEO’s performance milestones, the value of similar incentive grants or awards to chief executive officers at comparable companies, and the grants or awards given to the CEO in past years. The CEO may not be present for such discussions and determinations.

B.	The Committee shall annually review and approve the compensation of the Company’s “executive officers,” (as that term is defined in the regulations promulgated by the SEC, the NASDAQ rules and the ASX Listing Rules) other than the CEO. In making such compensation decisions, the Committee will take into account peer group practices and other appropriate factors, such as corporate and individual performance and historical compensation practices for such officers. The Committee will solicit the recommendations of the CEO in connection with the foregoing. The Committee will also provide general oversight of the Company’s compensation and benefits plans, policies and programs that pertain to employees other than executive officers.

C.	The Committee shall annually review and recommend to the Board for its approval, the fees and equity compensation paid to the Company’s non-employee directors, based on appropriate factors as determined by the Committee. Such review and recommendations shall ensure that no agreements or arrangements for providing professional or consulting services to the Company or an affiliate or an individual officer of the Company or one of their affiliates are made with any director, immediate family members of a director or persons (including entities) with an existing business or personal relationship with any director, without a full review and evaluation of potential conflicts of interest.

D.	The Committee shall have the sole authority to retain and terminate any compensation consultant to be used by the Committee or the Company to assist in the evaluation of the compensation of non-employee directors, the CEO or the other executive officers, shall have sole authority to approve such compensation consultant’s fees and other retention terms, and shall have sole authority to oversee the work of such compensation consultant. In determining whether to engage a compensation consultant, the Committee shall consider the independence factors set forth in the NASDAQ rules and the ASX Corporate Governance Principles and Recommendations (4th Edition) pertaining to corporate governance. Management will advise the Committee of any compensation consultant to be retained with respect to other compensation matters in advance of such retention.

E.	The Committee shall periodically review and make recommendations to the Board with respect to incentive-compensation programs and equity-based plans, and shall periodically review and make recommendations to the Board with respect to the adoption of or material changes in material employee benefit, bonus, severance and other compensation plans of the Company. The Committee will manage and disclose the policy (if any) under which participants to a equity-based plan may be permitted (at the discretion of the Company) to enter into transactions (whether through the use of derivatives or otherwise) which limit the economic risk of participating in the equity-based plan. As appropriate in connection with this process, the Committee shall seek appropriate input from internal or external advisors.

F.	The Committee shall determine the need for and the appropriateness of employment agreements and change in control agreements for each of the Company’s executive officers and any other officers recommended by the CEO or the Board.

G.	The Committee shall determine and approve the options and other equity-based compensation to be granted to executive officers, other than the CEO; and shall recommend to the Board for approval options and other equity-based compensation to be granted to the CEO and non-employee directors. The Committee shall, in conjunction with the CEO, determine the issuance of options and other equity-based compensation under the Company’s incentive compensation and other stock-based plans to all other officers and employees of the Company. The Committee may delegate the determination with respect to persons other than officers to the CEO but will approve the aggregate amount granted to all employees and all new hire grants. Any equity awards to the CEO shall be determined by the Committee and recommended to the Board for its review and approval.

H.	The Committee shall perform such duties and responsibilities as may be assigned to the Committee by the Board and/or under the terms of any compensation plan of the Company.

The Committee shall:

(a)	Report regularly to the Board on its activities;

(b)	Maintain minutes of its meetings and records relating to those meetings and the Committee’s activities;

(c)	Have authority to obtain, at the expense of the Company, advice and assistance from internal or external legal, consulting or other advisors;

(d)	Form and delegate authority to subcommittees of one or more Committee members when desired and appropriate;

(e)	Review and reassess the adequacy of this Charter annually and recommend to the Board any proposed changes to this Charter; and

(f)	Periodically review the Committee’s own performance.

IV.	General

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

(a)	One or more officers or employees of the Company whom the Committee member reasonably believes to be reliable and competent in the matters presented;

(b)	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; and

(c)	Other committees of the Board as to matters within their respective designated authority which committee the Committee member reasonably believes to merit confidence.

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